Exhibit 24(a)


                       Consent of Independent Accountants


We consent to the incorporation by reference in this registration statement (Form S-1) of Startech Environmental Corporation of our report dated December 22, 1999, included in the 1999 Annual Report to the Shareholders of Startech Environmental Corporation.



Kostin, Ruffkess and Company, LLC


West Hartford, Connecticut
August 22, 2000